Exhibit 10.4

CAPITOL FEDERAL FINANCIAL

Deferred Incentive Bonus Plan

January 1, 2005

CAPITOL FEDERAL FINANCIAL

Deferred Incentive Bonus Plan

CAPITOL FEDERAL FINANCIAL

Deferred Incentive Bonus Plan

W I T N E S S E T H: That;

WHEREAS, the Company maintains the Capitol Federal Financial Deferred Incentive Bonus Plan (the “Plan”) for the purpose of providing specified benefits to Senior Managers of the Company who contribute to the continued growth, development, and future business success of the Company; and

WHEREAS, the Company desires to amend and restate the Plan on the terms and conditions set forth herein; and

WHEREAS, the Committee has reviewed the terms and provisions hereof and approved the Plan, and such action by the Committee has been ratified by the Board.

NOW, THEREFORE, the Company hereby amends and restates the Plan on the terms and conditions set forth herein, which Plan shall be known as the “Capitol Federal Financial Deferred Incentive Bonus Plan.”

ARTICLE I -- PURPOSE

Section 1.01. Purpose. The purpose of this Plan is to provide specified benefits to Senior Managers of Capitol Federal Financial (“CFF”) and Capitol Federal Savings Bank (collectively the “Company”) who contribute to the continued growth, development, and future business success of the Company. This program shall be administered as an unfunded plan of deferred compensation for income tax purposes and shall be applicable solely to those Employees serving in the job classification of Chairman, Chief Executive Officer, President, Executive Vice-Presidents, and Senior Vice Presidents (“Senior Managers”). This Plan is intended to operate in conjunction with that certain Short Term Performance Plan adopted by the Company effective October 1, 2005.

ARTICLE II -- DEFINITIONS

For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context. Capitalized terms not specifically defined herein shall have the meanings set forth in the Short Term Performance Plan.

Section 2.01. “Affiliated Company(ies)” means each entity that has a relationship to the Company as described by Section 414(b) or (c) of the Code.

Section 2.02. “Approved Reason” means a reason for terminating employment with the Company which, in the opinion of the Committee, is in the best interest of the Company.

Section 2.03. “Award” or “Performance Award” means a lump sum cash payment granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

Section 2.04. “Beneficiary or Beneficiaries” means the person, persons, entity or entities entitled to receive any benefits under this Plan pursuant to the designation of the Participant (or in default of such designation) as provided in Section 5.03 hereof.

Section 2.05. “Board of Directors” or “Board” means the Board of Directors of Capitol Federal Financial.

Section 2.06. “Cause” means:

(a)
the willful and continued failure by an Employee to substantially perform his or her duties with his or her employer after written warnings identifying the lack of substantial performance are delivered to the Employee by his or her employer to specifically identify the manner in which the employer believes that the Employee has not substantially performed his or her duties, or

(b)	the willful engaging by an Employee in illegal conduct which is materially and demonstrably injurious to CFF or a Subsidiary.

Section 2.07. “Change In Control” means the occurrence of any of the following three events: (i) any third person, other than Capitol Federal Savings Bank MHC, including a “group” as defined in Section 13(d)(3) of the Exchange Act, shall become the beneficial owner of shares of CFF with respect to which 25% or more of the total number of votes for the election of the Board may be cast, (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were Directors of CFF shall cease to constitute a majority of the Board, or (iii) the stockholders of CFF shall approve an agreement providing either for a transaction in which CFF will cease to be an independent publicly-owned corporation (whether in stand alone or mutual holding company form) or for a sale or other disposition of all or substantially all of the assets of CFF.

Section 2.08. “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.09. “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that the Committee shall consist of an odd number of three or more Directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or any successor definition adopted.

Section 2.10.  “Company” means Capitol Federal Financial and its wholly owned subsidiary, Capitol Federal Savings Bank.

Section 2.11. “Deferred Amount” means that portion of a Participant’s Performance Award, between $2,000 and 50% of such Award up to but not exceeding $100,000, which the Participant elects to defer under the terms of this Plan.

Section 2.12. “Deferred Account” or “Account” means the ledger entry established in accordance with ARTICLE III, which entry shall represent the Company’s unsecured and unfunded promise to pay the amount of benefits set forth by such entry.

Section 2.13. “Disability” means a disability under the terms of any long-term disability plan maintained by the Company.

Section 2.14. “Distribution Date” means the January 25th next following the last day of each Mandatory Deferral Period.

Section 2.15. “Employee” means a common law Employee of the Company paid from the Company payroll account.

Section 2.16. “Mandatory Deferral Period” means the consecutive thirty-six month period beginning on the applicable Award Payment Date and ending at midnight on the applicable December 31st.

Section 2.17. “Officer” means only those certain salaried Employees of the Company who are administrative executives in continuous service with the Company employed by the Company in one of the following job classifications: Chairman, Chief Executive Officer, President, Executive Vice-President, Senior Vice-President, First Vice-President, Vice-President, Assistant Vice-President, and Assistant Cashier.

Section 2.18. “Participant” means a common law Employee paid from the Company payroll account who is an Officer classified as Chairman, Chief Executive Officer, President, Executive Vice-President, or Senior Vice-President and who has been designated by the Committee as eligible to participate in this Plan and who has satisfied all of the threshold eligibility criteria applicable to this Plan.

Section 2.19. “Plan” means the Capitol Federal Financial Deferred Incentive Bonus Plan.

Section 2.20. “Plan Year” means the Company fiscal year ending each September 30th.

Section 2.21. “Retirement” means, for all Plan purposes other than the Plan’s change of control provision, a termination of employment from the Company on or after attainment of age 65.

Section 2.22. “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

Section 2.23. “Senior Manager” means a Company Officer classified as Chairman, Chief Executive Officer, President, Executive Vice-President, or Senior Vice-President.

Section 2.24. “Separation from Service” means the termination of employment with the Company and all Affiliated Companies. The term includes, but is not limited to, termination of employment due to a Participant’s death, Disability, Retirement, discharge (with or without cause), or voluntary termination. The term shall not include any temporary absences due to vacation, sickness, or other leaves of absence granted to Participant by the Company. A Separation from Service shall not be deemed to occur, however, upon a transfer involving any combination of the Company and any Affiliated Company. No termination of employment shall constitute a “Separation from Service” unless the termination event also constitutes a “separation from service” within the meaning of Section 409A.

Section 2.25. “Short Term Performance Plan” or “STPP” means the incentive bonus arrangement sponsored and maintained by the Company for the benefit of eligible Officers. The Short Term Performance Plan is incorporated herein by reference.

Section 2.26. “Sole Discretion” means the right and power to decide a matter, which may be exercised arbitrarily at any time and from time to time.

Section 2.27. “Subsidiary” means a corporation or other business entity in which CFF directly or indirectly has an ownership interest of 80 percent or more.

Section 2.28. “Taxable Year” means the 12-month period beginning January 1.

ARTICLE III -- PARTICIPATION

Section 3.01. Eligibility. In order to become a Participant in this Plan and defer Performance Awards granted under the STPP under this Plan, a Senior Manager must satisfy each of the following conditions:

A. Participation In The STPP. In order to be eligible for participation in this Plan, a Senior Manager must be eligible for, and an Active Participant in, the STPP.

B.
Committee Designation. In addition to eligibility and participation in the STPP, a Senior Manager must be specifically designated as eligible to defer under this Plan. The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion and at any time and from time to time, to designate Senior Managers who are eligible to participate in this Plan. The Committee also shall have the right, in its Sole Discretion, to terminate an individual’s future participation in this Plan, but only to the extent permitted by Section 409A. If an individual’s participation in this Plan is terminated, the Participant (or Participant’s Beneficiary) shall be entitled to receive the Participant’s Account at the time and in the manner determined under Article V.

C.
Timely Deferral Election. In addition to the criteria set forth above, participation in this Plan shall only be possible if the Senior Manager has timely executed and filed with the Committee the appropriate deferral election forms. Deferral election forms shall be considered timely filed only if they are properly completed, executed, and filed with the Committee in accordance with Committee rules and the provisions of Section 3.02.

Section 3.02. Incentive Bonus Deferral Agreements. For each Taxable Year (or portion of the Taxable Year after entry into the Plan), each Participant may elect to execute a deferral election agreement with respect to an Award at such time and in such form and manner as the Committee may from time to time prescribe for such purpose; provided, however, that in the case of a Senior Manager newly eligible to participate in the Plan, the Committee shall not prescribe a time later than 30 days after the date the Senior Manager is first eligible to participate in this Plan for such Senior Manager to make a deferral election for that taxable year. Any such election by a Participant to reduce the Participant’s compensation shall only apply to compensation attributable to services to be performed by the Participant after the date of such election; provided, however, that in the case of an election to defer any performance-based compensation payable with respect to services performed over a period of at least 12 months, such election must be made no later than 6 months before the end of such period. All calculations of the dollar amount of an Award shall be determined under the terms of the STPP.

The terms of any such deferral election agreement shall provide that the Participant agrees to accept a reduction in compensation from the Company with respect to an Award. The agreement shall be irrevocable by the Participant during the Taxable Year and each subsequent Taxable Year, unless the Participant enters into a new agreement prior to the beginning of the Taxable Year for which the change is to be effective. All elections, including modifications and revocation, shall be made upon such terms and conditions and at such time and in such manner as the Committee may from time to time determine in its Sole Discretion. The agreement shall automatically terminate upon the termination of this Plan, upon a Participant’s Separation from Service.

Section 3.03. Limitations on Deferrals. Participants may elect to defer amounts of not less than two thousand dollars ($2,000.00), up to an amount equal to fifty percent (50%) of the Participant’s anticipated Performance Award for the upcoming performance year; provided, however, that the amount of a single deferral may not exceed one hundred thousand dollars ($100,000.00). No deferred amount may be distributed or withdrawn except as provided in Article V, and no deferral under the Plan shall continue past the applicable Distribution Date.

ARTICLE IV -- DEFERRED ACCOUNTS

Section 4.01. Deferred Account. The Deferred Amount described in Section 3.03 above shall be credited to the Participant’s Deferred Account.

A.
To the extent the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any federal, state, or local law, such amounts shall be taken out of the portion of the Participant’s Award or other Compensation not deferred under this Plan.

B.
The Company shall match each Deferred Amount by an amount equal to 50% of such Deferred Amount; provided, however, that such match shall be subject to forfeiture and shall be forfeited if the Participant terminates service with the Company at any time for any reason, including death, Disability, Retirement, or an Approved Reason, during the applicable Mandatory Deferral Period.

Section 4.02. Vesting. Each Participant shall be fully vested in the Participant’s Deferred Amount. However, Participants shall only become vested in the Company matching amount (credited to the Deferred Amount at the commencement of the Mandatory Deferral Period) if the Participant remains continuously employed with the Company during the Mandatory Deferral Period and is so employed on the applicable Distribution Date.

Section 4.03. Increases to the Account. The Participant’s Deferred Account shall be increased by an earnings factor. The earnings factor shall equal the amount that the Participant’s Deferred Account would have increased if, immediately following addition to the Account of the deemed Company match, the Account had been invested in the common stock of Capitol Federal Financial (“CFFN”) and that position had been held through the last December 31st of the Mandatory Deferral Period.

A.	In order to establish an initial value for the Account at the commencement of the Mandatory Deferral Period, the Committee shall utilize the closing price of CFFN as of the December 31st immediately preceding the applicable Award Payment Date and shall deem the entire Account (including the forfeitable Company match) to be 100% invested in CFFN at such price. If, as of the December 31st immediately preceding the end of the Mandatory Deferral Period, the closing market price for CFFN is greater than the initial Value, the difference in value shall be converted to cash, added to the Account and paid on the Distribution Date along with the Deferred Amount, the Company match, and the Dividend Equivalents.

C.
The Committee shall credit the Account with an amount appropriate to reflect dividends actually paid on Capitol Federal Financial common stock during the Mandatory Deferral Period (Dividend Equivalents). Dividend Equivalents shall be credited to the Account as of the time dividends are actually paid on CFFN and shall be treated as additional units of CFFN; provided, however, that, notwithstanding anything hereinabove to the contrary, Dividend Equivalents shall be valued and paid based only upon the CFFN closing price as of the December 31st immediately preceding the end of the Mandatory Deferral Period.

C.
Notwithstanding anything to the contrary, the Company shall not be obligated to acquire any interest in any fund or investment option and any asset that may be acquired in order to provide a means for payment of any liability shall remain the property of the Company.

Section 4.04. Statement of Account. The Committee shall submit to each Participant, within 90 days after the close of each Plan Year, a statement setting forth the balance to the credit of each Participant of his or her Deferred Account.

ARTICLE V -- BENEFITS

Section 5.01. General. With respect to each Deferred Amount contributed to a Participant’s Deferred Account hereunder, if the Participant remains continuously employed by the Company during the applicable Mandatory Deferral Period and is so employed on the applicable Distribution Date, the portion of the Participant’s Deferred Account attributable to such Deferred Amount that the Participant is entitled to receive as of such Distribution Date (including any earnings and/or Company match credited to the Participant’s Deferred Account with respect to such Deferred Amount in accordance with Article IV hereof) will be paid to the Participant in a single lump sum payment on the applicable Distribution Date.

Section 5.02. Separation from Service. With respect to each Deferred Amount contributed to a Participant’s Deferred Account hereunder, if the Participant incurs a Separation from Service due to death, Disability, or any other reason at any time before the applicable Distribution Date, the portion of the Participant’s Deferred Account attributable to such Deferred Amount that the Participant is entitled to receive as of the date of such Separation from Service shall be paid to the Participant in a single lump sum payment as soon as administratively practicable on or after the earlier of (i) the first day of the Taxable Year after the Taxable Year in which the Participant incurs such Separation from Service, or (ii) the date that would have been the applicable Distribution Date with respect to such Deferred Amount had the Participant remained continuously employed by the Company during the applicable Mandatory Deferral Period and on such Distribution Date (the “Payment Date”); provided, however, that payment hereunder shall not occur later than the later of (i) the end of the calendar year in which the Payment Date occurs, or (ii) the 15th day of the third calendar month after the Payment Date occurs. Notwithstanding the foregoing, in the event of a distribution described in this Section 5.02, no match or earnings described in Article IV hereof shall be payable to the Participant, and the Participant shall not be entitled to receive an amount greater than such Deferred Amount.

In the event a Participant entitled to receive payment in accordance with Section 5.02 dies before receipt of such payment, such payment shall be paid to the Participant’s Beneficiary.

Section 5.03. Beneficiary Designation. The Beneficiary of a Participant shall be the person, persons, entity, or entities designated by the Participant on a beneficiary designation form provided by the Committee. A Participant shall have the right to change his or her Beneficiary designation at any time; provided, however, that no change of a Beneficiary shall be effective until received by the Committee. All Beneficiary designations, and any amendments and revocations thereto, shall be made upon such form or forms and in such manner as the Committee may from time to time direct. In the event a Participant dies without having a Beneficiary designation in force, or in the event no named Beneficiary is alive or is in being at the time, all payments due hereunder shall be paid the Participant’s surviving spouse, if any. If the Participant leaves no surviving spouse then such payment shall be made to the Participant’s estate.

ARTICLE VI -- RESERVED

ARTICLE VII -- SOURCE OF BENEFITS
Section 7.01. Source of Benefits. Amounts payable hereunder shall be paid exclusively from the general assets of the Company. The Company’s obligation under this Plan shall constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of the Company. The Company is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan. Each Participant shall be an unsecured general creditor of the Company and shall have no interest whatsoever in any such assets or fund. The Company’s liability for the payment of benefits hereunder shall be evidenced only by this Plan.

ARTICLE VIII -- ADMINISTRATION OF THIS PLAN

Section 8.01. Appointment of Committee. This Plan shall be administered under the supervision of a Committee. It shall be a principal duty of the Committee to see that this Plan is carried out in accordance with its terms. The Committee shall have full power to administer this Plan in all of its details, subject, however, to the requirements of the Code, and other applicable laws. For this purpose, the Committee’s powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:

A.	Determine in its discretion the eligibility of any Officer to participate in this Plan and of any individual to receive benefits under this Plan;

B.	Exercise its discretion in making interpretations regarding the terms of this Plan and its interpretations to be final and conclusive on all persons claiming benefits under this Plan;

C.
Compute and implement the proper deferral limitations and compute amounts payable for any Participant in accordance with the provisions of this Plan, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

D.	Receive claims for benefits and render decisions respecting such claims under this Plan;

E.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

F.	Appoint such agents, specialists, legal counsel, accountants, actuaries, consultants, or other persons as the Committee deems advisable to assist in administering this Plan;

G.
Allocate and delegate its responsibilities under this Plan and to designate other persons to carry out any of its responsibilities under this Plan, any such allocation, delegation, or designation to be in writing;

H.	Be responsible for all reporting and disclosure requirements for this Plan under the law;

I.	Receive from the Company, Participants and other persons such information as shall be necessary for the proper administration of this Plan;

J.	Furnish to the Company upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and

K.	Maintain all records of this Plan.

Section 8.02. Examination of Records. The Committee shall make available to each Participant and his duly authorized representative, such of the records under this Plan as pertain to him, for examination at reasonable times during normal business hours.

Section 8.03. Committee. The Committee shall act by a decision of a majority. Any such action by the Committee may be taken either at a meeting or in writing signed by all Committee members without a meeting. Notwithstanding the foregoing, the Committee may, by written authorization, empower any member of the Committee to individually execute any document or documents on behalf of the Committee, such authorization to remain in effect until revoked by the Committee. The Committee shall elect one of its members as chairman, appoint a secretary, who may or may not be a Committee member and advise the Company of such actions in writing. The secretary shall keep a record of all meetings, actions, and data necessary for the proper administration of this Plan and shall forward all necessary communications to the Company, the Participants or other necessary person. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by majority, registers his dissent in writing delivered to the other Committee members and the Company shall not be responsible for any such action or failure to act.

Section 8.04. Reliance on Certificates, etc. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Company.

ARTICLE IX -- AMENDMENT
Section 9.01. Right to Amend. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, Participants, and all other persons; provided, however, that no amendment will reduce the amount then credited to the Participant’s Deferred Account without the Participant’s written consent; provided, further, however, that no consent shall be required and the Board of Directors shall have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration, amendment, or reduction in a Participant’s Deferred Account), if it determines in its Sole Discretion that such amendment is necessary to comply with applicable law, which shall include, but shall not be limited to, the right to apply any prospective or retroactive amendment necessary to keep this Plan an unfunded employee benefit plan described in Sections 201(2),

301(a)(3), and 401(a)(1) of ERISA or to comply with Section 409A or any other applicable provision of the Code or ERISA or any judicial or administrative guidance interpreting such provisions.

ARTICLE X -- TERMINATION

        Section 10.01. Termination of Plan. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may at will, and at any time, discontinue or terminate this Plan in whole or in part.

Section 10.02. Termination Procedures. Upon termination of this Plan, the Company shall give notice of the same to all Participants, the Committee, and any other affected person. Further, upon termination of this Plan, all elections related to this Plan shall terminate, and payment of a Participant’s Deferred Account shall be made at the time and in the manner provided in Article V. Not withstanding the foregoing, the Plan shall not be permitted to terminate unless all of the conditions set forth in Section 409A pertaining to voluntary plan terminations are satisfied.

Section 10.03. Effect of Complete Liquidation, Reorganization, or Change of Control.

A.
Complete Liquidation. If the stockholders of the Company adopt a plan of complete liquidation (other than a plan which is part of a plan of reorganization described in Subsection B. hereof), the Plan shall be deemed to have been terminated as of the date the plan of liquidation is adopted. The rights of affected Participants upon such a liquidation shall be determined under the provisions of Sections 10.01 and 10.02 relative to a complete termination.

B.
Reorganization. If the Company effectuates a merger, consolidation, or other transaction constituting a reorganization with another corporation or corporations, pursuant to which the shares of common stock of Company will be surrendered in exchange for the stock of another corporation (the “Surviving Corporation”) then this Plan shall be deemed to have been terminated as of the date the plan of reorganization is adopted. No termination shall occur, however, if express provisions are made for the continuance of this Plan in accordance with the terms hereof except the word “Company” shall mean and refer to the Surviving Corporation from and after the effective date of such reorganization.

Notwithstanding the foregoing, the Plan shall not be terminated pursuant to this Section 10.03 unless the termination would be permitted under Section 409A.

Section 10.04. Change in Control. Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Section 10.04 shall control over any contrary provision. All Participants shall be eligible for the treatment afforded by this Section if they incur a Separation from Service within two years following a Change In Control, unless the Separation from Service is due to (a) Death; (b) Disability; (c) Cause; (d) resignation other than (1) resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or (2) resignation within thirty days of a reduction in base pay; or (e) retirement.

A.
If a Participant qualifies for treatment under this Section, he or she shall immediately become fully vested in his or her Deferred Account. Such Account shall be paid, as soon as practicable but in no event later than 90 days after the date the Participant incurs a Separation from Service.

B.
Upon a Change In Control, no action, including, but not by way of limitation, the amendment, suspension, or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Account to which the Participant may have become entitled hereunder prior to the date of the Change In Control or to which he or she may become entitled as a result of such Change In Control.

ARTICLE XI -- RESTRICTIONS ON ALIENATION OF BENEFITS

Section 11.01. Restrictions on Alienation. Until the actual receipt of any benefit under this Plan by a Participant or Beneficiary, no right or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, garnishment, execution, levy, or charge of any kind, whether voluntary or involuntary, including assignment or transfer to satisfy any liability for alimony or other payments for property settlement or support of a spouse or former spouse or other relative of a Participant or Beneficiary, whether upon divorce, legal separation, or otherwise. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, garnish, execute upon, levy upon, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and no right or benefit hereunder shall be considered an asset of such person in the event of his or her divorce, insolvency, or bankruptcy. To the extent permitted by law, the rights of a Participant or Beneficiary hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary.

ARTICLE XII -- CLAIMS PROCEDURE
Section 12.01. Claims. Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Article and procedures established by the Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof and, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants. All claims for or relating to benefits whether made by a Participant or other person shall be in writing addressed and delivered to the Committee, at the Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.

Section 12.02. Claims Review. If a claim is wholly or partially denied, the Committee shall within a reasonable period of time, not to exceed 90 days (45 days in the case of a claim involving disability benefits), notify the claimant in writing of any adverse benefit determination, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period (45-day period in the case of a claim involving disability benefits), and shall indicate the special circumstances which require the extension of time and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time (30-day period in the case of a claim involving disability benefits), beginning at the end of the initial 90-day period (45-day period in the case of a claim involving disability benefits). In case of a disability claim, the Committee may determine that, due to matters beyond the control of the Plan, a second 30-day extension is necessary. In such case, the Committee shall notify the claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of a disability notice of extension, the notice must explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision, the additional information needed to resolve the issue, and that the claimant has at least 45 days to provide the specified information. The Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent Plan provisions on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

D.
An explanation of the claim review procedure set forth in Sections 12.03 and 12.04 below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

Section 12.03. Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days within which to appeal an adverse benefit determination to the Committee. During the pendency of the review, the following provisions shall apply:

A.	The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim to the Committee; and

B.	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records and other relevant information relating to the claim for benefits.

Section 12.04. Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60-days after the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60 day period, and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. For purposes of this Section 12.04, in the case of a claim involving disability benefits, 45 days shall apply instead of 60 days. The Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be in a written manner calculated to be understood by the claimant and shall set forth the following:

A.	The specific reason or reasons for the adverse determination;

B.	Specific reference to pertinent plan provisions on which the benefit determination is based;

C.
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

D.	A statement of the claimant’s right to bring an action under ERISA Section 502(a).

Section 12.05. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, any trust used in conjunction with this Plan, the Company, or the Committee, a claimant must first exhaust the administrative remedies provided in this Article XII. Failure to exhaust the administrative remedies provided for in this Article XII shall be a bar to any civil action concerning a claim for benefits under the Plan.

ARTICLE XIII -- MISCELLANEOUS

Section 13.01. Payments Net of Withholding and Other Amounts. All payments under this Plan shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements, and shall also be net of all amounts owed by Participant, or Beneficiary or other recipient, to the Company.

Section 13.02. No Guarantee of Interests. Neither the Company nor any affiliated entity (as defined in the Code), nor the Committee (nor any of its members) may guarantee the payment of any amounts which may be or become due to any person or entity under this Plan. The liability of the Company to make any payment under this Plan is limited to the then existing assets of the Company.

Section 13.03. Company Records. Records of the Company as to any Employee or Participant shall be conclusive on all persons.

Section 13.04. Evidence. Evidence required of anyone under this Plan may be by certificate, affidavit, document, or other information which the person or entity acting on such evidence considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 13.05. Notice. Except as otherwise provided in this Plan, any notice or communication required to be given herein by any Participant, the Company, or Committee shall be deemed given when delivered or when placed in the United States mail, postage prepaid, in an envelope addressed to the last address of the person to whom the notice is being given which was communicated in writing to the person giving such notice.

Section 13.06. Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

Section 13.07. Effect of Provisions. The provisions of this Plan shall be binding upon the Company and its successors and assigns, and upon Participant, his/her Beneficiary, assigns, heirs, executors, and administrators.

Section 13.08. Other Benefits and Plans. The benefits provided for Participant and his/her Beneficiary hereunder are in addition to any other benefits available to Participant under any other program or plan of the Company, and, except as may otherwise be expressly provided for, this Plan shall supplement and shall not supersede, modify, or amend any other program or plan of the Company or Participant.

Section 13.09. Severability Clause. If any provision of this Plan is held to be invalid or unenforceable, such determination shall not affect the validity of this Plan or the other provisions of this Plan. In such event, this Plan shall be construed and enforced as if such provision had not been included therein; provided, that, nothing shall increase the Company’s liability for payment of benefits in any amount beyond the amounts specified in this Plan.

Section 13.10. Minors and Incompetents. If any person to whom a benefit is payable by the Company is legally incompetent, either by reason of age or by reason of mental or physical disability, the Company is authorized to cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Company, Committee or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority shall constitute a complete discharge of any duty hereunder of the Company, Committee, and the Board of Directors.

Section 13.11. Limitation of Rights. Neither the establishment of this Plan nor any amendment thereof will be construed as giving any Employee or other person any legal or equitable right against the Committee, Company, its Officers, directors, stockholders, except as expressly provided herein, and in no event will the terms of employment or service of any Employee be modified or in any way be affected hereby.

Section 13.12. Information to be Furnished. Each Participant shall provide the Company and Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of this Plan.

Section 13.13. Word Usage. Wherever any words are used herein in the masculine or neuter gender, they shall be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form, as the context may require, and vice versa.

Section 13.14. Erroneous Payments. If any Participant receives any amount of benefits that the Committee in its sole discretion later determines the Participant was not entitled to receive under the terms of the Plan, such Participant shall be required to make reimbursement to the Plan. In addition, the Committee shall have the right to offset any future claims for benefits under the Plan against amounts that the Participant was not otherwise entitled to receive.

Section 13.15. Indemnification by Company. The Company shall indemnify and save harmless each member of its Board of Directors, each Committee member, and any employee of the Company, from and against losses resulting from liability which they may be subjected by reason of any act or conduct (except willful or wanton misconduct) in their official capacities in the administration of this Plan. Expenses shall include the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought in settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law.

Section 13.16. Headings. The titles and heading of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions of this Plan.

Section 13.17. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan.

Section 13.18. Governing Law. It is the Company’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA, including, but not limited to, Section 409A, and, consistent with such provisions of the laws of the United States of America and in all other respects, the Plan and all agreements entered into under the Plan shall be governed, construed, administered, and regulated in accordance with the laws of the State of Kansas, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan shall be maintained exclusively in the state or federal courts in Topeka, Kansas.

Section 13.19. No Acceleration. Except as otherwise permitted by law, no interpretation, modification, alteration, amendment, or complete or partial termination of the Plan or any provision of the Plan shall cause or permit acceleration of the time or schedule of any payment under the Plan, unless the acceleration is permitted by Section 409A.

IN WITNESS WHEREOF, this amended and restated Plan is executed this 7th day of December, 2006, to be effective as of January 1, 2005.

CAPITOL FEDERAL FINANCIAL

By___/s/ John C. Dicus__
Chairman